EXHIBIT 99




                  TechSys, Inc. To Trade on OTC Bulletin Board


Florham Park, N.J. - (Business Wire) August 29, 2002 -- TechSys, Inc. (OTC Bulletin Board:TKSS) announced today that the Company's common stock has been transferred from the Nasdaq SmallCap Market to the OTC Bulletin Board.

Contact:

TechSys, Inc., Florham Park, New Jersey
Steven L. Trenk, Chief Executive Officer
973-236-1919 ext. 130